Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Mark Franzen
MTI Technology Corporation
714-693-2220
mfranzen@mti.com

MTI Technology Announces Settlement Agreement in Shareholder Lawsuit

ANAHEIM, Calif., December 4, 2002 - MTI Technology Corp. (Nasdaq/SCM:MTIC) announced today that it has signed an agreement for the settlement and release of all claims against MTI and certain officers in the consolidated amended class action complaint entitled “In re: MTI Technology Corp. Securities Litigation II”, filed December 5, 2000. This action is a consolidation of complaints filed against MTI and its officers between August 1, 2000 and September 5, 2000. The Company’s insurers will cover all but $125,000 of the total settlement amount. The settlement is subject to final approval by the U.S. District Court for the Central District of California.

About MTI Technology Corporation

MTI’s mission is to be at the forefront of developing and delivering storage solutions to customers — through innovation, customer feedback and best practice. A premier provider of enterprise storage products for more than 20 years, MTI Technology Corp. develops, integrates and manufactures high-performance, high-availability storage products for mid-range to Global 2000 companies worldwide. MTI also services select third-party hardware and software, and its Professional Services organization provides planning, consulting and implementation support for storage products from other leading vendors. Headquartered in Anaheim, California, MTI may be reached by telephone 800-999-9MTI (toll free) or 714-970-0300, fax 714-693-2256, or visit the Company’s website at www.mti.com.

This press release may include forward-looking statements, including statements regarding the company’s settlement of litigation plans, which are subject to change. The actual results may differ materially from those described in any forward-looking statement and there can be no assurances that the settlement will be approved by the court. Important factors that may cause actual results to differ are set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission. MTI is a registered trademark of MTI Technology Corp. All other company, brand or product names are registered trademarks or trademarks of their respective holders.